CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), dated as of February 8, 2010 between CKX, INC., a Delaware corporation (the “Company”), and Mitchell J. Slater (“Consultant”).

WITNESSETH:

WHEREAS, Consultant served as Chief Operating Officer of the Company from February 8, 2005 through February 7, 2010 pursuant to an Employment Agreement, dated as of February 8, 2005, between the Company and Consultant, as amended and restated as of January 1, 2009 (the “Original Employment Agreement”);

WHEREAS, the parties to this agreement acknowledge that the Original Employment Agreement has expired by its terms, the Term and the Employment Agreement Term (both as defined in the Original Employment Agreement) have terminated and, in connection therewith, Consultant has resigned as the Company’s Chief Operating Officer;

WHEREAS, the Company would like to have access to Consultant’s expertise, knowledge and experience and therefore would like to ensure Consultant’s continued availability to the Company; and

WHEREAS, the Company wishes to engage Consultant and Consultant has agreed to serve as a consultant to the Company on the following terms and subject to the following conditions.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1. Consulting Agreement. The Company hereby engages Consultant as a consultant to the Company, and Consultant hereby accepts such engagement, upon the terms and conditions set forth herein.

2. Term. Unless sooner terminated in accordance with the provisions of Section 8 hereof, the term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue until the third anniversary of the date hereof (the “Term”).

3. Rights; Services; Responsibilities; Time Commitment.

3.1 During the Term, Consultant shall (i) dedicate that amount of his business time which he deems reasonably necessary to the performance of his services hereunder, and (ii) use his reasonable best efforts to promote the best interests of the Company and its subsidiaries.

3.2 During the Term and subject to Section 3.1(i) above, Consultant shall make himself generally available in person or by telephone, as determined by Consultant, during business hours to provide such consulting services as reasonably requested by the Company. The Company shall make available for Consultant at all times during the Term the non-exclusive use of an office on the 15th floor of 650 Madison Avenue, New York, New York, as well as reasonable but non-exclusive administrative support as shall be necessary for the performance of his services hereunder.

4. Relationship.

4.1 This Agreement shall not be construed as an employment, agency or joint venture agreement. In his role as consultant to the Company, Consultant is acting as an independent contractor providing consulting services to the Company and under no circumstances whatsoever, including without limitation, for the purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act and federal and state income tax withholding, will Consultant be deemed an employee of the Company.

4.2 Consultant shall have no authority to sign any document or extend any credit on behalf of the Company or to bind the Company in any way. Neither the Company nor Consultant shall hold Consultant out to third parties as an agent, officer or employee of the Company.

5. Compensation. As compensation for all consulting services to be performed by Consultant for the Company during the Term, the Company shall pay to Consultant a consulting fee of $350,000 per annum, which fee shall be payable in equal and consecutive monthly installments (the “Consulting Fee”).

6. Reimbursement of Expenses; Benefits.

6.1 The Company shall reimburse Consultant, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by Consultant, all in accordance with the Company’s regular procedures in effect from time to time, all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by him in the performance of his services hereunder and consistent with the Company’s established procedures.

6.2 If Consultant is eligible for and elects COBRA continuation coverage under the Company’s medical and/or dental insurance plans, the Company shall reimburse Consultant for his portion of the COBRA premiums for such coverage during the Term, except to the extent Consultant becomes ineligible for or discontinues COBRA coverage or becomes insured under another medical or dental insurance plan during the Term.

6.3 Except as otherwise set forth herein, Consultant shall be entitled to no other compensation whatsoever for his services hereunder.

7. Confidential Information.

7.1 The Company shall be the sole owner of all direct products and the fruits and proceeds thereof of Consultant’s services hereunder, (including but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions, copyrights, trademarks, discoveries, inventions, methods, improvements, and other intellectual properties conceived or developed by Consultant, alone or with others, during the Term) whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, which: (a) were developed using any trade secret information of the Company; or (b) relate at the time of conception or reduction to practice to actual business or activities of the Company, free and clear of any claims by Consultant (or anyone claiming under him) of any kind or character whatsoever, other than Consultant’s right to compensation hereunder (which right to compensation shall not limit or restrict the Company’s rights hereunder). Consultant agrees to disclose all results and proceeds promptly, fully and in writing to Company promptly after development of the same, and at any time upon request. Without limiting the foregoing, Consultant further acknowledges that all original works of authorship by Consultant and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by Company. If any such results and proceeds are considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as amended, such work is hereby assigned or transferred completely and exclusively to Company throughout the world, including all copyrights, renewals and extensions thereto. Consultant, shall at the request of the Company, execute such assignments, certificates or other instruments as the Company may reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties. Consultant hereby waives the benefits of any provision of law known as “droit moral” or any similar laws, and Consultant agrees not to institute, support, maintain or authorize any claim, action, litigation or arbitration on the ground that any exploitation of the results and proceeds of Consultant constitutes an infringement of Consultant’s “droit moral” or a defamation or mutilation of any part thereof or contains unauthorized variations, alterations, modifications, changes or translations thereof.

7.2 All memoranda, notes, records, code (regardless of form, format or medium), and other documents made or compiled by Consultant, or made available to Consultant during the Term concerning the business or affairs of the Company, its affiliates, its clients and customers and/or the services to be rendered hereunder, as well as any and all copies, excerpts and summaries thereof, and whether maintained in a written, printed, magnetically or electronically stored form (e.g., on a computer network, hard drive, diskette, etc.) shall be and remain the Company’s property and shall be delivered to the Company, as required, but in any event, upon the expiration or earlier termination of this Agreement.

7.3 Consultant shall keep in confidence and shall not use for the personal benefit of Consultant or others, or divulge to others, at any time during or after the Term, any trade secret, financial or other confidential information, records, knowledge or data of the Company or its affiliates, or related to the Company’s (or its affiliates’) business or affairs, presently owned or at any time hereafter developed by the Company or its agents or consultants, or used presently or at any time hereafter in the course of the business of the Company, that are not otherwise part of the public domain (the “Confidential Information”) obtained by Consultant as a result of the performance of his services for the Company, other than as reasonably necessary in the performance of his duties or as required by law. The foregoing restriction shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent: (a) expressly permitted or required pursuant to any other written agreement between or among Consultant and Company; (b) such Confidential Information has been publicly disclosed (not by breach by any other person of a fiduciary or confidential obligation to Company of which such breach Consultant has been notified); or (c) Consultant is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, that Consultant shall, prior to any such disclosure, immediately notify the Company of such requirement and provided further, that the Company shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

8. Termination.

8.1 Termination Rights. Notwithstanding the provisions of Section 2 hereof, this Agreement may be terminated prior to the expiration of the Term (i) by the Company upon written notice by the Company of a termination with or without Cause (as defined below), or upon Consultant’s death, or upon thirty (30) days’ prior written notice by the Company of termination due to Disability (as defined below), and (ii) by Consultant upon written notice by Consultant of a termination with or without Good Reason.

8.2 Definitions. For the purpose of this Section 8, the following terms shall have the meanings set forth below:

(a) “Cause” shall mean:

(i) Consultant’s conviction or no contest plea to a felony or crime involving moral turpitude, or Consultant’s guilty plea to a lesser included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States, any state within the United States or any foreign jurisdiction; or

(ii) the occurrence of a material breach of any covenant of Consultant contained in this Agreement, which, if capable of being cured, is not cured within thirty (30) days following receipt by Consultant of written notice of such breach, or

(iii) the willful malfeasance, gross negligence or gross or willful misconduct in the performance of his services hereunder; or

(iv) any judicial determination that Consultant acted in a tortuous manner toward an employee or client of the Company.

(b) “Disability” shall mean the inability of Consultant to perform his services under this Agreement on account of illness or other incapacity for the longer of (i) six (6) months in any period of twelve (12) consecutive months or (ii) any period prescribed by any applicable law).

(c) “Good Reason” shall mean the occurrence of any of the following events:

(i) a failure by the Company to pay when due any material amounts due to Consultant under this Agreement; or

(ii) a breach by the Company of any other material provision of this Agreement.

In order for a condition set forth above to constitute “Good Reason,” such condition must continue uncorrected for a period of thirty (30) days following written notice of such condition by Consultant to the Company, and Consultant must deliver such written notice to the Company within ninety (90) days of the date that Consultant has actual knowledge of the occurrence of any of the conditions set forth above in order for Consultant to terminate this Agreement for Good Reason.

8.3 Payments Upon Termination Without Cause or For Good Reason.

(a) If, prior to the expiration of the Term, Consultant terminates this Agreement for Good Reason or the Company terminates this Agreement without Cause (other than a termination in connection with Consultant’s death or Disability), Consultant shall be entitled to receive, in full satisfaction of all obligations due to Consultant from the Company hereunder, (i) all earned but unpaid Consulting Fees through the date of termination and reimbursement for any business expenses incurred through the date of termination that are subject to reimbursement in accordance with this Agreement and (ii) a lump-sum cash payment from the Company, no later than thirty (30) days following such termination, equal to the Consulting Fee that Consultant would have received from the date of termination through the end of the Term, as if no such termination had occurred.

(b) Notwithstanding the foregoing, if at the time of Consultant’s “Separation from Service” (as defined in Treasury Regulation § 1.409A-1(h) the Consultant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended ( “I.R.C.”), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of I.R.C. Section 409A that becomes payable to Consultant on account of Consultant’s Separation from Service will not be paid until after the earlier of (i) the first business day of the seventh month following Consultant’s Separation from Service, or (ii) the date of Consultant’s death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Consultant shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Company would otherwise have been required to provide under this Section 8.3 or Section 8.5 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, Consultant shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).

8.4 Payments Upon Termination For Cause or Without Good Reason or in Connection with Consultant’s Death or Disability. If, during the Term, the Company terminates this Agreement for Cause or due to the death or Disability of Consultant or Consultant terminates this Agreement without Good Reason, Consultant (or in the event of Consultant’s death, Consultant’s estate) shall be entitled to receive, in full satisfaction of all obligations due to Consultant from the Company hereunder, all earned but unpaid Consulting Fees through the date of termination and reimbursement for any business expenses incurred through the date of termination that are subject to reimbursement in accordance with this Agreement.

9. Non-Solicitation.

9.1 Non-Solicitation By Consultant During and After Term. During the Term and for a period of one (1) year thereafter, regardless of the termination of Consultant pursuant to the provisions of Section 2 and 8 hereof, Consultant will not:

(a) influence or attempt to influence any employee of the Company, or its subsidiaries or affiliates to terminate his or her employment with the Company or its subsidiaries or affiliates;

(b) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation or other entity that is a contracting party with the Company or its subsidiaries or affiliates as of the date of this Agreement or at any time during the Term of this Agreement, to terminate any written or oral agreement with the Company or its subsidiaries or affiliates;

(c) employ or solicit employment elsewhere of any employee or consultant of the Company or its subsidiaries or affiliates; and

10. Indemnification. Consultant shall be entitled in connection with his engagement hereunder to the benefit of the indemnification provisions contained on the date hereof in the bylaws and certificate of incorporation of the Company, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to Consultant), to the fullest extent permitted by applicable law and as fully as if he were an executive officer of the Company. The Company shall in addition cause Consultant to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make Consultant whole in connection with any loss, costs or expense indemnifiable thereunder. In addition to the foregoing, prior to any out-of-pocket expenditures by Consultant, the Company shall advance to Consultant that amount of money which shall be necessary to cover any such loss, costs or expenses which are deemed indemnifiable under this Section 10.

11. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

12. Successors and Assigns.

12.1 This Agreement and all rights under this Agreement are personal to Consultant and shall not be assignable by him. All of Consultant’s rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

12.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any Person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the rights and obligations of the Company under this Agreement, unless such succession results in termination of this Agreement pursuant to Section 8 hereof.

13. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission, by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

(a) If to the Company:

CKX, Inc.

650	Madison Avenue

New York, New York 10022

Attention: Thomas P. Benson

Facsimile: (212) 486-4979

With a copy to:

CKX, Inc.

650	Madison Avenue

New York, New York 10022

Attention: Legal Department

Facsimile: (212) 486-4840

(b) If to Consultant:

Mitchell J. Slater

126 Vail Lane

North Salem, NY 10560

14. Complete Understanding. This Agreement supersedes all other prior contracts, understandings, discussions and agreements relating to employment or consulting services between Consultant and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

15. Modification Waiver.

15.1 This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Consultant or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

15.2 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

17. Tax. Consultant shall be responsible for all federal, state, local, or foreign tax on any payments made to Consultant by the Company under this Agreement, and accordingly Consultant shall indemnify and keep indemnified the Company for and with respect to any tax (including penalties and interest) connected with the payments made hereunder. To the extent that the Company is obligated to withhold any amount pursuant to any provision of any federal, state, local, or foreign tax law with respect to a payment hereunder, and to pay over such amount to any federal, state, or local taxing authority or any foreign taxing authority, the Company is authorized to so withhold and pay over, and may reduce any payment to Consultant by the amount withheld. Consultant shall be treated as having received any amount so withheld, and, to the extent not so withheld, the Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from payments due to Consultant. The Company will timely provide to Consultant Form 1099 (or any successor form) for the purposes of the preparation of returns for payment of such taxes.

18. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

19. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CKX, INC.
By: /s/ Robert F.X. Sillerman

Name: Robert F.X. Sillerman Title Chief Executive Officer
/s/ Mitchell J. Slater

Mitchell J. Slater